Exhibit 99.1

Contacts:

Investors	Media
Joshua A. Grass	Susan Ferris
Senior Director, Business Development & Finance	Senior Manager, Corporate Communications
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
415.506.6777	415.506.6701

BioMarin Completes Partial Exchange of Convertible Notes

Due 2008 for Common Stock

Novato, Calif., September 25, 2006 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) announced today that 4 holders of its 3.50% Convertible Senior Subordinated Notes due 2008 have agreed to exchange $73.6 million in aggregate principal amount of those notes held by them for approximately 5.25 million shares of the Company’s common stock.

The Company agreed to make a cash payment to the holders, comprised of accrued interest through the date of conversion and approximately $3.3 million as an inducement for the holders to convert and in lieu of payment of future interest on the notes. The notes represented approximately 58.8% of the previously outstanding principal amount.

The inducement payment and an additional write-off of $0.9 million of capitalized expenses associated with the original issuance of the converted notes will be expensed during the Company’s third fiscal quarter ending September 30, 2006.

This announcement is neither an offer to exchange nor a solicitation of an offer to exchange any of these securities. The exchanges are exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

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